UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

August 1, 2019

Date of report (Date of earliest event reported)

Agile Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Poor Farm Road Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant’s telephone number, including area code (609) 683-1880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AGRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01.     Other Events.

On August 2, 2019, Agile Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc., as representative of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of 12,631,579 shares (the “Shares”) of the Company’s common stock to the Underwriters (the “Offering”).  The Shares were sold at a price to the public of $0.95 per Share and were purchased by the Underwriters from the Company at a price of $0.893 per Share. The Company also granted the Underwriters a 30-day option to purchase up to 1,894,736 additional shares of its common stock. The net proceeds to the Company from the Offering, excluding any exercise by the Underwriters of their 30-day option to purchase additional shares, are expected to be approximately $10.9 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Offering is expected to close on or about August 6, 2019, subject to the satisfaction of customary closing conditions. The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement.

The Offering is being made by means of a written prospectus forming part of a shelf registration statement on Form S-3 (Registration Statement No. 333-228149), previously filed by the Company with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on November 14, 2018, and a related prospectus supplement. The Underwriting Agreement is attached as Exhibit 1.1 hereto, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Morgan, Lewis and Bockius LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto.

On August 1, 2019, the Company issued a press release announcing that it had commenced the Offering. On August 2, 2019, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Neither the disclosures on this Form 8-K nor the attached press releases shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement dated August 2, 2019
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
99.1	Press Release dated August 1, 2019
99.2	Press Release dated August 2, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: August 2, 2019	By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	President and Chief Executive Officer

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